Exhibit 99.1

Ocular TherapeutixTM Announces Pricing of Underwritten Offering of Common Stock

BEDFORD, MA, September 30, 2025 (GLOBE NEWSWIRE) - Ocular Therapeutix™, Inc. (Nasdaq: OCUL) (“Ocular,” the “Company”), an integrated biopharmaceutical company committed to redefining the retina experience, today announced the pricing of an underwritten offering of 37,909,018 shares of its common stock at an offering price of $12.53 per share for gross proceeds of approximately $475.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by the Company. All of the shares in the offering are to be sold by the Company. The offering is expected to close on or about October 1, 2025, subject to the satisfaction of customary closing conditions.

BofA Securities, TD Cowen and Piper Sandler & Co. are acting as joint book-running managers for the offering. Baird and Raymond James are acting as lead managers for the offering, and Citizens Capital Markets and H.C. Wainwright & Co. are acting as co-managers for the offering.

The Company expects to use the net proceeds from this offering, together with its existing cash and cash equivalents, to fund its planned open-label extension study for AXPAXLI in patients with wet age-related macular degeneration (wet AMD); to fund its planned Phase 3 clinical trials of AXPAXLITM for the treatment of non-proliferative diabetic retinopathy (NPDR); for investments in infrastructure, including capital expenditures to support manufacturing; for pre-commercialization activities associated with AXPAXLI, if approved; and for working capital and other general corporate purposes.

The offering is being made pursuant to an automatically effective shelf registration statement on Form S-3 that was filed with the Securities and Exchange Commission (SEC). The offering is being made only by means of a prospectus supplement and the accompanying prospectus that form a part of the registration statement. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the website of the SEC at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained by contacting BofA Securities, NC1-022-02-25, Attention: Prospectus Department, 201 North Tryon Street, Charlotte, NC, 28255-0001, or by email at dg.prospectus_requests@bofa.com; TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at TDManualrequest@broadridge.com; or Piper Sandler & Co., Attention: Prospectus Department, 350 North 5th Street, Suite 1000, Minneapolis, MN 55401 or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. is an integrated biopharmaceutical company committed to redefining the retina experience. AXPAXLI™ (also known as OTX-TKI), Ocular’s investigational product candidate for retinal disease, is an axitinib intravitreal hydrogel based on its ELUTYX™ proprietary bioresorbable hydrogel-based formulation technology. AXPAXLI is currently in Phase 3 clinical trials for wet age-related macular degeneration (wet AMD), with a Phase 3 clinical program for non-proliferative diabetic retinopathy (NPDR) planned to be initiated imminently.

Ocular’s pipeline also leverages the ELUTYX technology in its commercial product DEXTENZA®, an FDA-approved corticosteroid for the treatment of ocular inflammation and pain following ophthalmic surgery in adults and pediatric patients and ocular itching associated with allergic conjunctivitis in adults and pediatric patients aged two years or older, and in its investigational product candidate OTX-TIC, which is a travoprost intracameral hydrogel that is currently in a Phase 2 clinical trial for the treatment of open-angle glaucoma or ocular hypertension.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release about future expectations, plans, and prospects for the Company, including the Company’s expectations and plans regarding the underwritten offering and the Company’s anticipated use of proceeds of the offering, the anticipated closing date of the offering, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties related to market conditions, the satisfaction of customary closing conditions related to the underwritten offering, the need for additional financing or other actions and other factors discussed in the “Risk Factors” section contained in the final prospectus supplement related to the offering to be filed with the SEC, the accompanying base prospectus to the registration statement related to the offering, and the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investors & Media

Ocular Therapeutix, Inc.

Bill Slattery

Vice President, Investor Relations

bslattery@ocutx.com